Exhibit 1.2

CIM INCOME NAV, INC.
Class D Shares, Class T Shares, Class S Shares and Class I Shares of Common Stock
FORM OF
SELECTED DEALER AGREEMENT

Ladies and Gentlemen:
CCO Capital, LLC, as the dealer manager (“Dealer Manager”) for CIM Income NAV, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of Class D common stock (“Class D Shares”), Class T common stock (“Class T Shares”), Class S common stock (“Class S Shares”) and Class I common stock (“Class I Shares” and, together with the Class D Shares, Class T Shares and Class S Shares, the “Shares”) of the Company subject to the following terms:
I.Dealer Manager Agreement
The Dealer Manager has entered into that certain Fourth Amended and Restated Dealer Manager Agreement (the “Dealer Manager Agreement”) dated February 28, 2020, attached hereto as Exhibit A, and as may be further amended from time to time. The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including but not limited to the indemnification provisions contained in the Dealer Manager Agreement. The Shares are offered through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus, as it may be updated from time to time, and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).
II.Submission of Orders
Those persons who purchase Shares shall make their checks payable to “CIM Income NAV, Inc.” or, alternatively, “CIM REIT” or “Cole REIT.” Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer,” to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable in the manner described above for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:

(a)
If the Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward the subscription documents to the Dealer Manager.

(b)
If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward the subscription documents to the Dealer Manager.

III.Pricing
Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, a maximum offering as set forth in the Dealer Manager Agreement of any combination of Class D Shares, Class T Shares, Class S Shares and Class I Shares shall be offered to the public. The per Share purchase price varies from day-to-day and, on each day, equals, for each class of common stock, the net asset value, or NAV, for such class, divided by the number of shares of such class outstanding as of the end of business on such day (“NAV per share”), plus, for Class T Shares and Class S Shares sold in the offering, but not Class D Shares or Class I Shares, applicable selling commissions, subject in certain circumstances to waivers or reductions thereof. Additional Class D Shares, Class T Shares, Class S Shares and Class I Shares, as set forth in the Dealer Manager Agreement, are to be offered pursuant to the Company’s distribution reinvestment plan at a price equal to the NAV per share applicable to the class of shares being purchased on the distribution date, after giving effect to all distributions.
Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase is required for the Class D Shares, the Class T Shares, the Class S Shares and the Class I Shares, as set forth in the Dealer Manager Agreement. Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.
IV.Dealers’ Commissions
Except for volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s upfront selling commission applicable to the following Shares in the primary offering sold by Dealer which it is authorized to sell hereunder is (i) with respect to the Class T Shares sold in the primary offering, up to 3.00% of the transaction price per Class T Share and (ii) with respect to the Class S Shares sold in the primary offering, up to 3.50% of transaction price per Class S Share, which commission will be paid by the Dealer Manager. For these purposes, a “sale” of Class T Shares or Class S Shares shall occur if, and only if, a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents, and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. There shall be no selling commission on Class D Shares or Class I Shares sold in the primary offering or on Shares sold pursuant to the Company’s distribution reinvestment plan. The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.
The Dealer shall be responsible for implementing the volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus. Requests to combine purchase orders of Class T or Class S Shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in selling commissions or fee waivers will be prorated among the separate subscribers. As set forth in the Prospectus, the Dealer Manager shall receive an upfront asset-based dealer manager fee in an amount equal to 0.50% of the transaction price per Class T Share. At the Dealer Manager’s discretion, it may reallow a percentage of the dealer manager fee received on the Shares to the Dealer.
In addition, as set forth in the Prospectus, for sales on or after November 27, 2018, the Dealer Manager shall receive a stockholder servicing fee that is payable in arrears on a monthly basis in an amount (i) with respect to the Class D Shares, equal to 0.25% per annum of the aggregate NAV of the Company’s outstanding Class D Shares, (ii) with respect to the outstanding Class T Shares, equal to 0.85% per annum of the aggregate NAV of the Company’s outstanding Class T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV of the Company’s outstanding Class T Shares and (iii) with respect to the Class S Shares, equal to 0.85% per annum of the aggregate NAV of the Company’s outstanding Class S Shares. There shall be no stockholder servicing fee on Class I Shares. At the Dealer Manager’s discretion, it may reallow up to 100% of the stockholder servicing fees received on the Class T Shares, Class S Shares and Class D Shares to Dealer.
The Company will cease paying, and Dealer Manager will cease the re-allowance of, stockholder servicing fees with respect to any Class D Share, Class T Share or Class S Share held in a stockholder’s account at the end of the month in which Dealer Manager determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% of the gross proceeds from the sale of such Shares (including the gross proceeds of any shares issued under the Company’s distribution reinvestment plan with respect thereto). In addition, stockholder servicing fees will cease to be paid with respect to all Shares in the event that, in the aggregate, underwriting compensation related to the sale of Shares from all sources, including the dealer manager fee and other underwriting compensation paid by the Company and its advisor and its affiliates, equals 10% of the gross proceeds from the primary offering.

Dealer understands and agrees that its eligibility to receive the stockholder servicing fee re-allowance is conditioned on Dealer providing the following ongoing services with respect to the Shares: assistance with recordkeeping, answering investor inquiries regarding the Company, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. For Class T Shares, advisor stockholder services include answering investor inquiries regarding the Company, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests and stockholder services and assistance with recordkeeping.
If, for any reason, a sale is cancelled or rescinded, the Dealer Manager shall return to the Company any fee paid to it with respect to such sale, including any selling commission, dealer manager fee and/or stockholder servicing fee.
The parties hereby agree that the foregoing compensation is not in excess of the usual and customary distributors’ or sellers’ compensation received in the sale of securities similar to the Shares, that the Company is not liable or responsible for the direct payment of such compensation to the Dealer, and that Dealer’s interest in the offering is limited to such compensation from the Dealer Manager and to the Dealer’s indemnity rights referred to in Section 4 of the Dealer Manager Agreement.
Dealer acknowledges that the Company expects to reimburse its advisor for the full amount of all organization and offering costs, beginning after the escrow period, without interest, in monthly installments, but the aggregate amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds, including the Shares issued in connection with the distribution reinvestment plan, but excluding selling commissions and dealer manager fees charged on Class T Shares and Class S Shares sold in the primary offering. If, during any period, the total unreimbursed amount of such organization and offering costs exceeds the reimbursement limit described above, the excess will be eligible for reimbursement in subsequent periods up to the limit, calculated on an accumulated basis, until reimbursed in full.
Dealer acknowledges that the Dealer Manager intends to pay transaction-based compensation to the Dealer Manager’s wholesalers in connection with sales of Shares, and that such transaction-based compensation may, and likely will, be different from the amount of transaction-based compensation the Dealer Manager will pay its wholesalers in connection with sales of securities offered by other investment programs that may be distributed from time to time by Dealer Manager, or for whose offerings Dealer Manager serves as dealer manager. Such compensation may provide a disproportionate incentive for the Dealer Manager’s wholesalers to recommend that Dealer distribute the Shares in addition to or in lieu of securities offered by other investment programs distributed by Dealer Manager, or to recommend that Dealer distribute securities offered by other investment programs distributed by Dealer Manager in addition to or in lieu of the Shares. In connection with the Offering, Dealer will not be entitled to receive underwriting compensation (as defined in accordance with the applicable FINRA rules) to the extent the aggregate commissions, dealer manager fees, distribution fees and all other forms of underwriting compensation received by the Dealer Manager and all Dealers exceeds 10% of the gross proceeds raised from the sale of Shares in the Offering, excluding proceeds from the Company’s distribution reinvestment plan.
V.Payment
Payments of selling commissions will be made by the Dealer Manager (or by the Company as agent of the Dealer Manager as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company has satisfied its obligation for paying selling commissions. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Dealer for selling commissions that the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer. If, for any reason, a purchase is cancelled, the Dealer shall promptly return to the Company any selling commission it has received with respect to such purchase.
VI.Right to Reject Orders or Cancel Sales
All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement/Signature Page and the required check in payment for the Shares may be rejected. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected or cancelled for any reason, the Dealer agrees to return to the Dealer Manager any compensation theretofore paid with respect to such order.

VII.Prospectus and Supplemental Information; Compliance with Laws
Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any supplemental information provided by the Company or Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements and amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplemental information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such supplemental information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer only,” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the rules and regulations thereunder.
On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities law and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation applicable FINRA rules and (d) this Agreement and the Prospectus as amended and supplemented. With respect to Dealer’s use of electronic delivery of offering documents or subscription agreements and electronic signatures, Dealer agrees to comply with the applicable requirements of the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017, as well as the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act referred to therein, each as may be amended from time to time. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.
VIII.License and Association Membership
Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is (1) a properly registered broker-dealer under the Securities Exchange Act of 1934 and any applicable state securities laws, or a broker-dealer exempt from such registration, and (2) is a member in good standing of FINRA and each other securities self-regulatory organization of which it is a member. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA or such other self-regulatory organization. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA or any other such self-regulatory organization. The Dealer Manager also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to FINRA Rules 2040, 2111, 2231, 5110 and 5141.
IX.Anti-Money Laundering Compliance Programs
Dealer represents to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably designed to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.

X.Limitation of Offer
Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. The Dealer will sell Class I Shares only to the extent approved by the Dealer Manager, and to the extent approved to sell Class I Shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class I Shares as described in the Prospectus. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Rules including those rules relating to suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.
In accordance with privacy laws outlined in the Dealer Manager Agreement, the Dealer Manager shall be responsible for determining if a purchaser meets the following initial suitability standards: a net worth of at least $250,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles) or an annual gross income of at least $70,000 and a net worth of at least $70,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles), and any applicable state specific suitability standards set forth in the Prospectus. In making this determination, the Dealer Manager shall be entitled to rely on the Dealer and/or information provided by the purchasers. The Dealer shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser based on information provided by such purchaser to the Dealer including such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser. In making its determination, the Dealer will consider, based on the information provided by the purchaser whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. The Dealer agrees to maintain records for at least six (6) years of the information used to determine that an investment in the Shares is suitable and appropriate for each such purchaser.
XI.Termination
Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement, including the terms of the Dealer Manager Agreement relating to the Dealer incorporated by reference in this Agreement, is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.
This Agreement shall continue in effect for all public offerings of Shares of the Company of any class on the current or any subsequent registration statement, subject to termination as described above. This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.
XII.Privacy Laws
The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

(a)
Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)
Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)
Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.
XIII.Electronic Signatures and Electronic Delivery of Documents
If Dealer has adopted or adopts a process by which persons may authorize certain account-related transactions and/or requests, in whole or in part, by “Electronic Signature” (as such term is defined by the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. 7001 et seq., the Uniform Electronic Transactions Act, as promulgated by the Uniform Conference of Commissioners on Uniform State Law in July 1999 and as adopted by the relevant jurisdiction(s) where Dealer is licensed, and applicable rules, regulations and/or guidance relating to the use of electronic signatures issued by the SEC, FINRA and NASAA including, as applicable, the NASAA Statement of Policy Regarding Use of Electronic Offering Documents And Electronic Signatures, adopted May 8, 2017, as amended (collectively, “Electronic Signature Law”)), to the extent the Company allows the use of Electronic Signature, in whole or in part, Dealer represents that: (i) each Electronic Signature will be genuine; (ii) each Electronic Signature will represent the signature of the person required to sign the Subscription Agreement or other form to which such Electronic Signature is affixed; (iii) Dealer will comply with all applicable terms of the Electronic Signature Law; and (iv) Dealer agrees to the Electronic Signature Use Indemnity Agreement attached hereto as Exhibit B.
If Dealer intends to use electronic delivery to distribute the Prospectus or other documents related to the Company to any person, Dealer will comply with all applicable rules, regulations and/or guidance relating to the electronic delivery of documents issued by the SEC, FINRA, NASAA and individual state securities administrators and any other applicable laws or regulations related to the electronic delivery of offering documents including, as appropriate, Electronic Signature Law. In particular, and without limitation, Dealer shall comply with the requirement under certain Statements of Policy adopted by NASAA that a sale of Shares shall not be completed until at least five business days after the Prospectus has been delivered to the investor. Dealer shall obtain and document its receipt of the informed consent to receive documents electronically of persons, which documentation shall be maintained by Dealer and made available to the Company and/or the Dealer Manager upon request.

XIV.Notice
All notices will be in writing and will be duly given to the Dealer Manager when sent via overnight express delivery service to 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, and to Dealer when sent via overnight express delivery service to the address specified by Dealer herein.
XV.Arbitration, Attorneys’ Fees, Applicable Law and Venue
In the event of a dispute between the Parties arising out of or related to this Agreement, such dispute shall be submitted to arbitration before FINRA in Phoenix, Arizona, in accordance with FINRA industry arbitration rules. Any award shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.
In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Arizona and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Phoenix, Arizona.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.
THE DEALER MANAGER:
CCO CAPITAL, LLC
By:

Name:	Emily L. Vande Krol

Title:	President

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.
1.    Identity of Dealer:
Company Name:
Type of entity:
(Corporation, Partnership, Proprietorship, Etc.)
Organized in the State of:
Licensed as broker-dealer in the following jurisdictions:

All 50 States	Georgia	Massachusetts	New York	Tennessee
Alabama	Hawaii	Michigan	North Carolina	Texas
Alaska	Idaho	Minnesota	North Dakota	US Virgin Islands
Arizona	Illinois	Mississippi	Ohio	Utah
Arkansas	Indiana	Missouri	Oklahoma	Vermont
California	Iowa	Montana	Oregon	Virginia
Colorado	Kansas	Nebraska	Puerto Rico	Washington
Connecticut	Kentucky	Nevada	Pennsylvania	West Virginia
Delaware	Louisiana	New Hampshire	Rhode Island	Wisconsin
District of Columbia	Maine	New Jersey	South Carolina	Wyoming
Florida	Maryland	New Mexico	South Dakota

Tax I.D. #:
2.    Person to receive notice pursuant to Section XIV:
Name:
Company:
Address:
Telephone No.:
Facsimile No.:
Email Address:
AGREED TO AND ACCEPTED BY THE DEALER:
Company Name:
Signature:
Print Name:
Title:
Date:

EXHIBIT A
Fourth Amended and Restated Dealer Manager Agreement
[Attached.]

EXHIBIT B
Electronic Signature Use Indemnity Agreement
Dealer has adopted a process by which clients may authorize certain account-related transactions or requests, in whole or in part, evidenced by Electronic Signature (as such term is defined in Section XIII hereof). In consideration of the Company allowing Dealer and its clients to execute certain account-related transactions and/or requests, in whole or in part, by Electronic Signature, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dealer does hereby, for itself and its successors and permitted assigns, covenant and agree to indemnify and hold harmless the Company, the Dealer Manager, each of their affiliates and each of their and their affiliates’ officers, directors, trustees, agents and employees, in whatever capacity they may act, from and against any and all claims (whether groundless or otherwise), losses, liabilities, damages and expenses, including, but not limited to, costs, disbursements and reasonable counsel fees (whether incurred in connection with such claims, losses, liabilities, damages and expenses or in connection with the enforcement of any rights hereunder), arising out of or in connection with the Dealer’s representations or covenants set forth in Section XIII hereof or the representations described below.
The Dealer represents that it will comply with all applicable terms of Electronic Signature Law as outlined in Section XIII of the Selected Dealer Agreement. Dealer represents that the Company may accept any Electronic Signature without any responsibility to verify or authenticate that it is the signature of Dealer’s client given with such client’s prior authorization and consent. Dealer represents that the Company may act in accordance with the instructions authorized by Electronic Signature without any responsibility to verify that Dealer’s client intended to give the Electronic Signature for the purpose of authorizing the instruction, transaction or request and that Dealer’s client received all disclosures required by applicable Electronic Signature Law. Dealer agrees to provide a copy of each Electronic Signature and further evidence supporting any Electronic Signature upon request by the Company.